EXHIBIT 4.6(a)

THE BLACK & DECKER CORPORATION

AND

THE BANK OF NEW YORK,

AS TRUSTEE

5.750% Senior Notes Due 2016

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 16, 2006

TABLE OF CONTENTS

Page

ARTICLE I. DEFINITIONS; INCORPORATION BY REFERENCE

SECTION 1.1 SECTION 1.2 SECTION 1.3	DEFINITIONS INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT RULES OF CONSTRUCTION	1 2 2

ARTICLE II. THE NOTES

SECTION 2.1 SECTION 2.2 SECTION 2.3 SECTION 2.4 SECTION 2.5 SECTION 2.6	DESIGNATION PRINCIPAL AMOUNT; SERIES TREATMENT PAYMENT OF PRINCIPAL AND INTEREST FORM TRANSFER RESTRICTIONS SINKING FUND	2 2 3 3 4 5

ARTICLE III. OPTIONAL REDEMPTION OF THE NOTES; CHANGE OF CONTROL REPURCHASE EVENT

ARTICLE IV. EXECUTION OF THE NOTES

ARTICLE V. MISCELLANEOUS

SECTION 5.1 SECTION 5.2 SECTION 5.3 SECTION 5.4 SECTION 5.5 SECTION 5.6 SECTION 5.7	RATIFICATION TRUSTEE GOVERNING LAW TABLE OF CONTENTS; HEADINGS MULTIPLE ORIGINALS SEVERABILITY EFFECTIVE DATE	5 5 5 5 6 6 6

Exhibit A – Form of Note

FIRST SUPPLEMENTAL INDENTURE, dated as of November 16, 2006 (this “Supplemental Indenture”), between THE BLACK & DECKER CORPORATION, a Maryland corporation (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation, as Trustee.

RECITALS

A.     The Company and the Trustee have executed an indenture, dated as of November 16, 2006 (the “Indenture”), to provide for, among other things, the issuance from time to time of the Company’s Debt Securities in one or more series as might be authorized under the Indenture.

B.     The Indenture provides that the Company and the Trustee may enter into an indenture supplemental thereto to establish the form and terms of any series of Debt Securities as provided by Sections 2.1 and 2.3 of the Indenture.

C.     The Company has duly authorized and desires to enter into this Supplemental Indenture to provide for the establishment of Debt Securities to be known as the 5.750% Senior Notes due 2016 (the “Notes”), the form, substance, terms, provisions and conditions of which shall be set forth in the Indenture and this Supplemental Indenture.

D.     The Company has requested that the Trustee execute and deliver this Supplemental Indenture and satisfy all requirements necessary to make (i) this Supplemental Indenture a valid instrument in accordance with its terms and (ii) the Debt Securities provided for hereby, when executed and delivered by the Company and authenticated by the Trustee, the valid obligations of the Company.

NOW THEREFORE, each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders of the Notes:

ARTICLE I
Definitions; Incorporation by Reference

SECTION 1.1 Definitions.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Global Notes” shall have the meaning set forth in Section 2.4(b).

“Indenture” shall have the meaning set forth in the first recital.

“Initial Notes” shall have the meaning set forth in Section 2.2(a).

“Notes” shall have the meaning set forth in the third recital.

“Supplemental Indenture” shall have the meaning set forth in the introductory paragraph.

SECTION 1.2 Incorporation by Reference of Trust Indenture Act. This Supplemental Indenture is subject to the mandatory provisions of the TIA, which are incorporated by reference in and made a part of this Supplemental Indenture. All TIA terms used in this Supplemental Indenture that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

SECTION 1.3 Rules of Construction.

(a)           Unless otherwise indicated, capitalized terms that are not defined herein shall have the meanings given to them in the Indenture.

(b)           Unless the context otherwise requires:

(i)	a term has the meaning assigned to it;

(ii)	an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. GAAP;

(iii)	“or” is not exclusive;

(iv)	“including”means including without limitation;

(v)	words in the singular include the plural and words in the plural include the singular;

(vi)
the principal amount of any noninterest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the issuer dated such date prepared in accordance with U.S. GAAP; and

(vii)	unless otherwise indicated, all references to Articles or Sections refer to Articles or Sections of this Supplemental Indenture.

ARTICLE II
The Notes

SECTION 2.1 Designation. The Company hereby establishes a series of Debt Securities designated the “5.750% Senior Notes due 2016” for issuance under the Indenture.

SECTION 2.2 Principal Amount; Series Treatment.

(a)           The Notes shall initially be limited to an aggregate principal amount of $300,000,000 (the “Initial Notes”). The Company may, from time to time without the consent of  the Holders of the outstanding Notes, issue additional Notes, so that such additional Notes and the outstanding Notes shall be consolidated together and form a single series of Debt Securities under the Indenture, as supplemented by this Supplemental Indenture. For all purposes of the Indenture and this Supplemental Indenture, all Notes, whether Initial Notes or additional Notes, shall constitute one series of Debt Securities and shall vote together as one series of Debt Securities.

(b)           Any additional Notes issued under Section 2.2(a) shall have the same terms in all respects as the corresponding series of Notes, except that interest will accrue on the additional Notes from the most recent date to which interest has been paid on the Notes of such series (other than the additional Notes) or if no interest has been paid on the outstanding Notes of such series from the first date that the outstanding Notes were originally issued under the Indenture, as supplemented by this Supplemental Indenture.

(c)           The Notes shall be issued only in fully registered form, without coupons, and only in minimum denominations of $1,000 and integral multiples thereof.

SECTION 2.3 Payment of Principal and Interest. The principal amount of each Note shall be due and payable on November 15, 2016.

The Notes will bear interest at the rate of 5.750% per annum from November 16, 2006 until the principal thereof becomes due and payable or to the date of redemption (if any) of the Notes, such interest to be payable semi-annually in arrears on May 15 and November 15 of each year, to the Holders of record of the Notes as of the close of business on the May 1 and November 1 preceding such interest payment dates, commencing, in the case of the Initial Notes or any additional Notes issued prior to such date, on May 15, 2007.

Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment.

SECTION 2.4 Form.

(a)           The Notes shall contain the terms set forth in, and shall be substantially in the form of, Exhibit A. The terms and provisions contained in the form of Notes set forth in Exhibit A shall constitute, and are hereby expressly made, a part of the Indenture, as supplemented by this Supplemental Indenture.

The Notes shall have such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, as supplemented by this Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements imprinted or otherwise reproduced thereon, not inconsistent with the provisions of the Indenture, as supplemented by this Supplemental Indenture, as may be required to comply with any law, or with any rules of any securities exchange, all as may, consistently herewith, be determined by the Officers executing the Notes as evidenced by their execution of the Notes.

(b)           The Company initially appoints DTC to act as Depositary with respect to the Notes issued in the form of Global Securities.

So long as the Notes are eligible for book-entry settlement with DTC, or unless otherwise required by law, or otherwise contemplated herein, all of the Notes shall be represented by one or more Notes in global form registered in the name of DTC or its nominee.

The Notes shall be issued initially in the form of one or more permanent Global Securities in registered form, substantially in the form set forth in Exhibit A (the “Global Notes”), registered in the name of Cede & Co., the nominee of DTC, upon Company Order, deposited with the Trustee, as custodian for DTC or its nominee, duly executed by the Company and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of the Global Notes may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for DTC or its nominee, in accordance with the instructions given by the Holder thereof, as hereinafter provided.

The transfer and exchange of beneficial interests in any such Global Notes shall be effected through DTC in accordance with this Supplemental Indenture, the Indenture and DTC’s applicable procedures. Except as provided in the Indenture, beneficial owners of a Global Note shall not be entitled to have certificates registered in their names, will not receive or be entitled to receive physical delivery of certificates in definitive form and will not be considered Holders of such Global Note.

Any Global Note shall represent such of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee in such manner and upon written instructions given by the Holder of such Notes in accordance with the Indenture and this Supplemental Indenture. Payment of principal of and interest and premium, if any, on any Global Note shall be made to the Holder of such Note.

SECTION 2.5 Transfer Restrictions. The following provisions shall apply only to the Global Notes:

(a)           Each Global Note authenticated under this Supplemental Indenture shall be registered in the name of DTC or its nominee and delivered to DTC or its nominee or to the Trustee if the Trustee is acting as custodian for DTC or its nominee with respect to such Global Note, and each such Global Note shall constitute a single Note for all purposes of the Indenture and this Supplemental Indenture.

(b)           Notwithstanding any other provision in this Supplemental Indenture, no Global Note may be exchanged in whole or in part for Notes registered, and no transfer of a Global Note in whole or in part may be registered, in the name of any Person other than DTC or its nominee except as provided in Section 2.4 of the Indenture. Any Note issued in exchange for a Global Note or any portion thereof shall be a Global Note; provided that any such Note so issued that is registered in the name of a Person other than DTC or its nominee shall not be a Global Note.

(c)           Notes issued in exchange for a Global Note or any portion thereof pursuant to clause (b) above shall be issued pursuant to Section 2.4 of the Indenture.

(d)           At such time as all interests in a Global Note have been redeemed, repurchased, converted, canceled or exchanged for Notes in definitive form, such Global Note shall, upon receipt thereof, be canceled by the Trustee in accordance with standing procedures and instructions existing between DTC and the Trustee. At any time prior to such cancellation, if any interest in a Global Note is redeemed, repurchased, converted, canceled or exchanged for Notes in definitive form, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between DTC and the Trustee, be appropriately reduced, and an endorsement shall be made on such Global Note, by the Trustee, at the direction of the Trustee, to reflect such reduction.

SECTION 2.6 Sinking Fund. The Notes shall not be subject to a sinking fund.

ARTICLE III
Optional Redemption of the Notes; Change of Control Repurchase Event

The Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note set forth in Exhibit A. In the event of a Change of Control Repurchase Event (as defined in Exhibit A) the Company will offer to repurchase the Notes on the terms and conditions set forth in the form of Note set forth in Exhibit A.

ARTICLE IV
Execution of the Notes

The Notes, the Company Order and any Officers’ Certificates to be delivered under the Indenture in connection with the authentication and delivery of the Notes shall be executed and delivered as set forth in the Indenture.

ARTICLE V
Miscellaneous

SECTION 5.1 Ratification. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

SECTION 5.2 Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

SECTION 5.3 Governing Law. THIS SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.4 Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

SECTION 5.5 Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

SECTION 5.6 Severability. A determination that any provision of this Supplemental Indenture is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof.

SECTION 5.7 Effective Date. This Supplemental Indenture shall be effective pursuant to Section 9.1 of the Indenture immediately upon execution by the Company and delivery to and execution by the Trustee of this Supplemental Indenture.

[signatures appear on the following page]

IN WITNESS WHEREOF, the parties have caused this Supplemental Indenture to be duly executed as of the date first written above.

THE BLACK &DECKER CORPORATION

By:	/s/ Charles E. Fenton
Name: Charles E. Fenton
Title: Senior Vice President and General Counsel

THE BANK OF NEW YORK, as Trustee

By:	/s/ Alexander Pabon
Name: Alexander Pabon
Title: Assistant Vice President

EXHIBIT A

[FORM OF FACE OF NOTE]

[Global Notes shall bear the following legend]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY (“DTC”), AS DEPOSITARY, OR A NOMINEE OF DTC. TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

Unless this certificate is presented by an authorized representative of DTC, to the Company or its agent for registration of transfer, exchange or payment, and any certificate issued is registered in the name of Cede & Co., or such other name as requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is required by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.]

No.___	Principal Amount $300,000,000, as revised by the Schedule of Increases and Decreases in Global Security attached hereto

CUSIP NO. ____________
ISIN: ____________

5.750% Senior Notes Due 2016

The Black & Decker Corporation, a Maryland corporation, promises to pay to Cede & Co., or registered assigns, the principal sum of $300,000,000 Dollars, as revised by the Schedule of Increases and Decreases in Global Security attached hereto, on November 15, 2016.

Interest Payment Dates: May 15 and November 15
Record Dates: May 1 and November 1

Additional provisions of this Note are set forth on the other side of this Note.

THE BLACK &DECKER CORPORATION

By:	/s/
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

The Bank of New York, as Trustee,
certifies that this is one of the Debt
Securities referred to in the Indenture.

By:
Authorized Signatory
Date:

[FORM OF REVERSE SIDE OF NOTE]

5.750% Senior Notes Due 2016

This Note is one of a duly authorized issue of Debt Securities of The Black & Decker Corporation, a Maryland corporation (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the “Company”), of the series hereinafter specified, all issued or to be issued pursuant to an indenture, dated as of November 16, 2006, as amended and supplemented by the First Supplemental Indenture, dated as of November 16, 2006 (together referred to herein as the “Indenture”), between the Company and The Bank of New York, a New York banking corporation, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debt Securities. To the extent terms of the Indenture and this Note are inconsistent, the terms of the Indenture shall govern. This Note is one of a series of Debt Securities of the Company designated as the 5.750% Senior Notes due 2016 (the “Notes”), initially limited in aggregate principal amount of $300,000,000, subject to the issuance of additional Notes as provided in the Indenture. Terms used but not defined herein shall have the respective meanings set forth in the Indenture.

1.           Interest. The Company promises to pay interest on the principal amount of this Debt Security at the rate per annum shown above.

The Company will pay interest semiannually on May 15 and November 15 of each year commencing May 15, 2007. Interest on the Notes will accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from November 16, 2006. The Company shall pay interest on overdue principal or premium, if any (plus interest on such interest to the extent lawful), at the rate borne by the Notes to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

2.           Method of Payment. By at least 10:00 a.m. (New York City time) on the date on which any principal of or interest on any Note is due and payable, the Company shall deposit with the Trustee or the Paying Agent money sufficient to pay such principal, premium, if any, and/or interest when due. The Company will pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on May 1 or November 1 next preceding the interest payment date even if Notes are cancelled, repurchased or redeemed after the record date and on or before the interest payment date. Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay principal and interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Except as described in the succeeding two sentences, the principal of, premium, if any, and interest on the Notes shall be payable at the office or agency of the Company maintained for such purpose pursuant to Section 3.4 of the Indenture; provided, however, that, at the option of the Company, each installment of interest may be paid by check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the Security Register. Payments in respect of Notes represented by a Global Note (including principal, premium, if any, and interest) will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments in respect of Notes represented by definitive Notes (including principal, premium, if any, and interest) held by a Holder of at least $1,000,000 aggregate principal amount of Notes represented by definitive Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion).

Any payment of principal or interest required to be made on a day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such day and no interest shall accrue as a result of such delayed payment. As used in this Note, the term “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in the City of New York.

3.           Paying Agent and Registrar. Initially, the Trustee will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

4.           Indenture. The Company issued the Notes under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date of the Indenture (the “Act”). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture and the Act for a statement of those terms. In the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

 The Notes are general unsecured and unsubordinated obligations of the Company initially limited to $300,000,000 aggregate principal amount of Notes and will rank equally with all of the Company’s existing and future unsecured and unsubordinated indebtedness. The Company may at any time issue additional Notes under the Indenture in unlimited amounts having the same terms as and treated as a single class with the Notes for all purposes under the Indenture and will vote together as one class with respect to the Notes. This Note is one of the Debt Securities referred to in the Indenture. The Indenture imposes certain limitations on, among other things the incurrence of certain liens and sale-leaseback transactions by the Company or its Subsidiaries and consolidations, mergers and sales of assets of the Company.

5.           Redemption; Change of Control Repurchase Event. The Notes will be redeemable, in whole or in part, at any time, at the option of the Company, upon not less than 30 and not more than 60 days prior notice mailed by first-class mail to each Holder of Notes to be so redeemed at such Holder’s registered address, at a redemption price equal to the greater of

o           100% of the principal amount of the Notes to be redeemed; or

o           the sum of the present values of the remaining scheduled payments of principal of and interest on the Notes to be redeemed, exclusive of interest accrued to the redemption date, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below), plus 20 basis points, as calculated by an Independent Investment Banker;

plus, in either case, accrued and unpaid interest on the principal amount of the Notes to be redeemed to the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Adjusted Treasury Rate” means, with respect to any redemption date for the Notes,

o           the yield, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the applicable maturity date, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or

o           if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

The Adjusted Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date applicable to the Notes (1) the average of four Reference Treasury Dealer Quotations obtained by the Trustee for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company; provided that the Trustee will not be liable for any errors and omissions of the Independent Investment Banker.

“Reference Treasury Dealer” means (1) Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (or their respective successors); provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute therefor another Primary Treasury Dealer; and (2) one other Primary Treasury Dealer appointed by the Trustee after consultation with the Company; provided that the Trustee will not be liable for any errors and omissions of such Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue for the Notes, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee at least 30 and not more than 60 days prior to the redemption date and by such method as the Trustee shall deem to be fair and appropriate (and in such manner as complies with applicable legal requirements) provided that (i) the Notes and portions thereof that the Trustee selects shall be in amounts of $1,000 or an integral multiple of $1,000 and (ii) no such partial redemption shall reduce the portion of the principal amount of a Note not redeemed to less than $1,000. Notice of such redemption will be given within this period of time in accordance with the Indenture. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption as long as the Company has deposited with the Trustee or with a Paying Agent (or, if applicable, segregated and held in trust) money sufficient to pay the redemption price of, and accrued interest on, all the Notes that are to be redeemed on such date.

If a Change of Control Repurchase Event (defined below) occurs, unless the Company has previously exercised its right to redeem the notes as described above, the Company will make an offer to each Holder of Notes to repurchase all or any part (in integral multiples of $1,000) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of purchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (defined below), but after the public announcement of the Change of Control, the Company will mail a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice. The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions herein, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions herein by virtue of such conflict.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:

o           accept for payment all Notes or portions of Notes properly tendered pursuant to the Company's offer;

o           deposit with the Paying Agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

o           deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being purchased by the Company.

The Paying Agent will promptly mail to each Holder of Notes properly tendered the purchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note will be in a principal amount of $1,000 or an integral multiple thereof.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

For purposes of the Notes:

“Below Investment Grade Rating Event” means the Notes are rated below Investment Grade (defined below) by both rating agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by either of the rating agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s Voting Stock (defined below), measured by voting power rather than number of shares. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a wholly owned subsidiary of a holding company and (2) the holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); and the equivalent Investment Grade credit rating from any additional Rating Agency (defined below) or Rating Agencies selected by the Company.

“ Moody's” means Moody's Investors Service Inc.

“Rating Agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company (as certified by a resolution of the Company’s board of directors) as a replacement agency for Moody’s or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Voting Stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

6.           Denominations; Transfer; Exchange. The Notes are in registered form without coupons in denominations of principal amount of $1,000 and whole multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture. The Registrar need not (A) issue, register the transfer of or exchange any Note during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of selection, (B) register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

7.           Persons Deemed Owners . The registered Holder of this Note will be treated as the owner of it for all purposes.

8.           Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or Paying Agent for payment.

9.           Defeasance. Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Securities for the payment of principal, premium, if any, and interest on the Notes to redemption or maturity, as the case may be.

10.           Amendment, Waiver. Subject to certain exceptions set forth in the Indenture, (i) the Indenture or the Notes may be amended with the written consent of the Holders of at least a majority in principal amount of the then outstanding Notes and (ii) any default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Holder affected thereby) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in principal amount of the then outstanding Notes. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes to cure any ambiguity, omission, defect or inconsistency, or to comply with Article IV of the Indenture, or to add guarantees with respect to the Notes, or to secure the Notes, or to add additional covenants of the Company, or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the Indenture under the Act, or to make any change that does not adversely affect the rights of any Holder, or to establish the form or terms of the Notes as permitted under the Indenture, or to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes and as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee.

11.           Defaults and Remedies. Under the Indenture, Events of Default include (i) default in any payment of interest or additional interest on any Note when due, and continuing for 30 days; (ii) default in the payment of principal or premium, if any, on any Note when due at its Stated Maturity, upon optional redemption, upon declaration or otherwise; (iii) default by the Company in the performance of or breaches by the Company of any covenant or agreement in the Indenture or under the Notes, other than those referred to in (i) or (ii), where such default continues for 60 days after written notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the outstanding Notes; (iv) (a) failure by the Company or any of its Subsidiaries to pay, in accordance with its terms and when payable, any of the principal, premium, if any, interest or additional amounts, if any, on any Debt (including the Notes, but other than the Notes, if any, with respect to which the failure to pay principal, premium, if any, interest or additional interest is also an Event of Default under clauses (i), (ii) or both) having, in the aggregate, a then outstanding principal amount in excess of $50,000,000, at the later of final maturity or the expiration of any applicable grace period or (b) acceleration of the maturity of Debt in an aggregate principal amount in excess of $50,000,000, if that acceleration results from a default under the instrument giving rise to or securing such Debt; or (v) certain events of bankruptcy, insolvency or reorganization of the Company.

If an Event of Default described in clauses (i), (ii), (iii) and (iv) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least 25% in outstanding principal amount of the Notes by notice to the Company and the Trustee, may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest shall be immediately due and payable. If an Event of Default described in clause (v) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the Notes will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Notes unless it receives reasonable indemnity or security satisfactory to it. Subject to certain limitations, Holders of a majority in principal amount of the Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note) if it determines in good faith that withholding notice is in the interests of Holders.

12.           Trustee Dealings with the Company. Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13.           No Recourse Against Others. An incorporator, director, officer, employee, Affiliate or stockholder, of the Company, solely by reason of this status, shall not have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Notes.

14.           Authentication. This Note shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

15.           Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

16.           CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made by the Company or the Trustee as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

17.           Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

The Company will furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture which has in it the text of this Note. Requests may be made to:

The Black & Decker Corporation
701 East Joppa Road
Towson, Maryland 21286
Attention: Treasurer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

______________________________________________________

(Print or type assignee’s name, address and zip code)

______________________________________________________

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint _________________________ agent to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

________________________________________________________________________________________________

Date:_____________________________                                                                  Your Signature:_______________________

Signature Guarantee:________________________________________________________________________________
                                                                                       (Signature must be guaranteed)

________________________________________________________________________________________________
Sign exactly as your name appears on the other side of this Note.

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.

[TO BE ATTACHED TO GLOBAL SECURITIES]
SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY
(i) The following increases or decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Securities Custodian